EXHIBIT 99.1

eResearchTechnology, Inc. Updates Third Quarter And Full Year Outlook

FOR IMMEDIATE RELEASE
Contact:
Bruce Johnson eResearchTechnology, Inc. 215-282-5580	Matt Hayden Hayden Communications 858-456-4533

PHILADELPHIA, PA October 1, 2004/PR Newswire/–eResearchTechnology, Inc. (eRT), (NASDAQ: ERES), a leading provider of centralized electrocardiographic (ECG) collection and interpretation services, updated its outlook for the third quarter ended September 30, 2004 and year ending December 31, 2004.

eRT expects revenue in the third quarter to grow between 55% and 60% year over year with revenues between $27.0 million and $28.0 million and earnings per diluted share to grow between 85% and 100% year over year to $0.13 to $0.14, compared to the company’s previous guidance of $30.0 million to $30.5 million in revenues and earnings per diluted share of $0.16 to $0.17. The company expects revenues for the full year to grow between 68% and 72% year over year with revenues between $112.0 million and $115.0 million and earnings per diluted share to grow between 115% and 122% year over year to $0.58 to $0.60, compared to company’s previous guidance of $117.0 million to $119.0 million in revenues and earnings per diluted share of $0.62 to $0.63.

The third quarter results were impacted by delays in Thorough Phase I studies, with a transaction value of approximately $3.0 million, due to weather, inadequate patient enrollment and late stage protocol amendments consistent with regulatory guidance updates. eRT anticipates that these studies will be completed in the fourth quarter. In addition, targeted one-time technology sales were not consummated by end of the third quarter as the company had anticipated. The company’s fourth quarter and year-end outlook reflect the impact of delays in receiving three new Thorough Phase I signings in the third quarter that the company had previously anticipated. The combination of a historically slower period for new signings, in addition to sponsor review of recent updates to regulatory guidance, likely contributed to these signing delays, which the company will target to consummate in the fourth quarter.

The company plans to announce complete third quarter results on October 20, 2004 and will provide additional information regarding 2004 and 2005 guidance at that time. These adjustments are based on a preliminary review of eRT’s results of operations for the quarter ended September 30, 2004.

The company will host a conference call to discuss this announcement. The conference call will take place at 8:45 a.m. EDT on October 1, 2004. Interested participants should call 888-874-9713 when calling within the United States or 973-935-8506 when calling internationally. There will be a playback available until October 15, 2004. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 5245597 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at eRT’s web site at www.eRT.com. The webcast may also be accessed at ViaVid’s website at www.viavid.net/detailpage.aspx?sid=00001F19. The webcast can be accessed until October 15, 2004 on either site.

Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.